Exhibit 23.2

The Board of Directors
Inform Worldwide Holdings, Inc.

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated October 15, 2004, relating to the consolidated financial statements of Inform Worldwide Holdings, Inc., which is incorporated by reference in such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

February 28, 2005
Denver, Colorado